Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No 333 - 65543) dated October 9, 1998, Form S-8 (No 333 - 108085) dated August 19, 2003, and Form S-3 (No 333 - 104702) dated April 23, 2003, of our report dated March 11, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this annual report on Form 10-K.

PricewaterhouseCoopers Sp. z o.o.

Warsaw, Poland

March 11, 2005